                                                                           DRAFT

                        SCHRODER CAPITAL FUNDS (DELAWARE)

                        ADMINISTRATIVE SERVICES AGREEMENT


     AGREEMENT, made as of this 9th day of January, 1996, between Schroder Capital Funds (Delaware) (the "Trust") and Schroder Fund Advisors Inc. (the "Administrator") as follows:

     1. The Trust is an open-end management investment company organized as a Delaware business trust and consists of one or more separate investment portfolios as may be established and designated by the Trustees from time to time (the "Funds"). This Agreement shall pertain to such Funds as shall be designated in Appendix A to this Agreement, as further agreed by the Trust and the Administrator. A separate class of shares of common stock in the Trust is offered to investors with respect to each Fund. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objective and restrictions specified in the currently effective Prospectus (the "Prospectus") relating to the Trust and the Fund included in the Trust's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Administrator. Any amendments to those documents shall be furnished to the Administrator promptly. The Trust has entered into an investment advisory agreement or agreements (the "Advisory Agreement") with respect to the Funds with such advisers as may be designated therein (each such adviser is hereinafter referred to as an "Adviser"), and may enter into a Distribution Agreement or Agreements relating to the distribution of its shares (together, the "Distribution Agreement"). The Trust also has adopted a Distribution Plan or Plans (the "Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to certain of the Funds.

     2. (a) The Administrator shall provide all management and administrative services reasonably necessary for the operation of the Trust and each Fund, other than those investment management and administrative services which are to be provided with respect to a Fund by an Adviser pursuant to an Advisory Agreement. The Administrator may retain Service Organizations (as defined in the Prospectus) to provide these services to the Trust. The Administrator shall make periodic reports to the Trust's Board of Trustees on the performance of its obligations under this agreement, other than services provided to the Trust by Service Organizations retained in accordance with the previous sentence. The Administrator shall, at its expense, employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and it shall provide the Trust with persons satisfactory to the Trust's Board of Trustees to serve as officers and employees of the Trust at no expense to any funds.

          (b) Except as provided in subparagraph (a) and, with respect to a Fund, in an Advisory Agreement, the Trust shall be responsible for all of its expenses and liabilities, including compensation of its Trustees who are not affiliated with the Administrator or the
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Adviser or any of their affiliates; taxes and governmental fees; interest charges; fees and expenses of the Trust's independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Fund), transfer agent, registrar and dividend disbursing agent of the Trust; expenses of issuing, redeeming, registering and qualifying for sale shares of common stock in the Trust; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; organizational expenses; extraordinary expenses; and reimbursements to any distributor of Fund shares pursuant to the Distribution Agreement.

     3. The Administrator shall give the Trust the benefit of the Administrator's best judgment and efforts in rendering services under this Agreement. As an inducement to the Administrator's undertaking to render these services, the Trust agrees that the Administrator shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Administrator against any liability to the Trust or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties under this Agreement or by reason of the Administrator's reckless disregard of its obligations and duties hereunder.

     4. In consideration of the services to be rendered by the Administrator under this Agreement, the Trust shall pay the Administrator a monthly fee with respect to each Fund on the first business day of each month, based upon the average daily value of the net assets of that Fund during the preceding month at annual rates set forth in Appendix A to this Agreement with respect to that Fund. If the fees payable to the Administrator pursuant to this paragraph 4 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Fund shall be computed in the manner specified in its Prospectus for the computation of net asset value. For purposes of this Agreement, a "business day" is any day the New York Stock Exchange is open for trading.

     5. If the aggregate expenses of every character incurred by, or allocated to, a Fund in any fiscal year, other than interest, taxes, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expense (including, without limitation, litigation and indemnification expense), but including the fees provided for in paragraph 4 and under an Advisory Agreement with respect to a Fund ("includable expenses"), shall exceed the expense limitations applicable to that Fund imposed by state securities law or regulations thereunder, as

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these limitations may be raised or lowered from time to time, the Administrator shall pay that Fund an amount equal to a percentage of that excess (the "Administrator's reimbursement"), such Administrator's reimbursement to be in an amount set forth with respect to the Fund in Appendix A to this Agreement. With respect to portions of a fiscal year in which this Agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bear to the full fiscal year. At the end of each month of the Trust's fiscal year, the Administrator will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year. If, as a result of that review and estimation, it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 5 for a fiscal year, the monthly fees payable to the Administrator under this contract for such month shall be reduced, subject to a later reimbursement to reflect actual expenses, by an amount equal to a percentage (which shall be equal to the Administrator's reimbursement) of a pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year) are expected to exceed the limitations provided in this paragraph 5. For purposes of the foregoing, the value of the net assets of each Fund shall be computed in the manner specified in paragraph 4, and any payments required to be made by the Administrator shall be made once a year promptly after the end of the Trust's fiscal year.

     6. This Agreement shall become effective with respect to a Fund only when approved by vote of a majority of (i) the Board of Trustees of the Trust, and
(ii) the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the Plan and this Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect with respect to a Fund for a period of one year, and thereafter shall continue automatically for successive annual periods provided such continuance is specifically approved at least annually by a vote of a majority of (i) the Trust's Board of Trustees and
(ii) the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the Plan and this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement may be terminated at any time, without payment of any penalty, by a vote of a majority of the outstanding voting securities of each Fund (as defined in the 1940 Act) or by a vote of a majority of the Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the Plan and this Agreement on 60 days' written notice to the Administrator or by the Administrator on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     7. Except to the extent necessary to perform the Administrator's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Administrator, or any affiliate of the Administrator, or any employee of the Administrator, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

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     8.   This Agreement shall be construed and its provisions interpreted in accordance with the laws of the State of New York.

     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.



                                        SCHRODER CAPITAL FUNDS (DELAWARE)


                                        By:
                                           --------------------------------
                                             Title:


SCHRODER FUND ADVISORS INC.


By:
   --------------------------------
     Title:

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                                                                           DRAFT

                        SCHRODER CAPITAL FUNDS (DELAWARE)
                        ADMINISTRATIVE SERVICES AGREEMENT
                                   APPENDIX A


     SERIES                                FEE AS % OF THE AVERAGE ANNUAL
                                           DAILY NET ASSETS OF THE FUND

     International Equity Fund             0.25% for the first $100 million;
                                           0.20% of the next $150 million; and
                                           0.175% of assets in excess of $250
                                           million

     Schroder U.S. Smaller Companies Fund  0.25% for the first $100 million;
                                           0.20% of the next $150 million; and
                                           0.175% of assets in excess of $250
                                           million

     Schroder Latin American Fund          0.25%

     Schroder Emerging Markets Fund        0.25%





     During any period in which International Equity Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the Investment Company Act of 1940, the Trust shall pay the Administrator a monthly fee on the first business day of each month based upon the average daily value of the net assets of the Fund during the preceding month at an annual rate of 0.20% of the average daily value of net assets of the Fund.